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EXHIBIT 11

HemaCare Corporation
Exhibit 11
Basic and Diluted Net Income per Share

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
BASIC
Weighted average common shares used to compute basic earnings per share	10,050,000	9,696,000	9,994,000	9,415,000

Net income—continuing operations	$246,000	$455,000	$697,000	$708,000

Basic net income per share—continuing operations	$0.02	$0.05	$0.07	$0.08

Net (loss) income—discontinued operations	$(13,000)	$(170,000)	$(37,000)	$92,000

Basic net (loss) income per share—discontinued operations	$(0.00)	$(0.02)#	$(0.00)	$0.01

Total net income	$233,000	$285,000	$660,000	$800,000

Total basic net income per share	$0.02	$0.03	$0.07	$0.08

DILUTED
Weighted average common shares used to compute basic earnings per share	10,050,000	9,696,000	9,994,000	9,415,000
Dilutive common equivalent shares attributable to stock options (based on average market price)	207,000	246,000	92,000	173,000

Weighted average common shares and equivalents used to compute diluted earnings per share	10,257,000	9,942,000	10,086,000	9,588,000

Net income—continuing operations	$246,000	$455,000	$697,000	$708,000

Diluted net income per share—continuing operations	$0.02	$0.05	$0.07	$0.07

Net (loss) income—discontinued operations	$(13,000)	$(170,000)	$(37,000)	$92,000

Diluted net loss per share -discontinued operations	$(0.00)	$(0.02)	$(0.00)	$0.01

Total net income	$233,000	$285,000	$660,000	$800,000

Total diluted net income per share	$0.02	$0.03	$0.07	$0.08

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  EXHIBIT 11
HemaCare Corporation Exhibit 11 Basic and Diluted Net Income per Share